Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

DoubleVerify Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock par value $0.001 per share	Rule 457(c)	79,040,908	$26.47	$2,092,212,835	0.0000927	$193,949
Fee Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$2,092,212,835		$193,949
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$193,949

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the shares being registered hereunder also include such indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2) This amount represents the proposed maximum aggregate offering price of the securities registered hereunder. These figures are estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price shown is the average of the high and low sale prices for the registrant’s common stock on September 26, 2022 as reported on the NYSE.